Exhibit 10.1

FORBEARANCE AGREEMENT

This Forbearance Agreement (the “Agreement”) is made and entered into as of July 31, 2015 (the “Effective Date”) by and between Viggle Inc. (“Viggle”) and AmossyKlein Family Holdings, LLLP (“AmossyKlein”), in its capacity as agent and attorney in fact for all of the former stockholders and note holders of Choose Digital Inc. (“Choose Digital,” or the “Company”) who did not dissent from the merger transaction described below (collectively, the “Stockholders”). Viggle and AmossyKlein are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, on June 24, 2014, Viggle, Viggle Merger Sub III Inc., Choose Digital, certain “Seller Parties” affiliated with Choose Digital, and AmossyKlein (in its capacity as Stockholders’ agent) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Viggle agreed to purchase and acquire all of the Company’s capital stock from the Stockholders.

WHEREAS, pursuant to Section 10.1 of the Merger Agreement, the Stockholders appointed AmossyKlein as their agent and attorney in fact for purposes of, among other things, taking any actions AmossyKlein deemed necessary or appropriate to carry out the intent of the Merger Agreement.

WHEREAS, on June 24, 2014 (the “Closing Date”), the merger transaction contemplated by the Merger Agreement (the “Merger”) closed.

WHEREAS, Section 1.8 of the Merger Agreement imposed an “irrevocable and unconditional” obligation on Viggle to make a “Top-Up Payment” to the Company’s Stockholders (in cash) within five business days of the first anniversary of the Closing Date (the “Top-Up Payment Date”).

WHEREAS, the amount of the “Top-Up Payment” was to be determined using a formula described in Annex I to the Merger Agreement (the “Top-Up Formula”).

WHEREAS, the “Top-Up Payment” was to be paid to the Stockholders on a pro rata basis according to the percentage of ownership ascribed to each Stockholder in the “Allocation Spreadsheet” delivered by the Company to Viggle on the Closing Date.

WHEREAS, according to the Top-Up Formula, Viggle owed the Stockholders a total of $4,791,673.94 on the Top-Up Payment Date (the “Top Up Payment Amount”).

WHEREAS, Viggle failed to make the “Top Up Payment” to the Stockholders on the Top-Up Payment Date, and thereby breached its “irrevocable and unconditional” obligation under Section 1.8 of the Merger Agreement; and

WHEREAS, Viggle has requested that AmossyKlein forbear from immediately commencing litigation to recover the Top Up Payment Amount, so that Viggle can pay the Top Up Payment Amount in a series of installment payments.

NOW, THEREFORE, in consideration of the recitals set forth above and promises made herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Viggle unconditionally and irrevocable agrees to make the following payments (the “Installment Payments”) to the Stockholders on the schedule set forth below. The principal amounts of the Installment Payments add up to the Top Up Payment Amount. The Installment Payments also include 9% interest on the outstanding balance of the Top Up Payment Amount from the Top Up Payment Date until January 29, 2016, as well as the attorneys’ fees AmossyKlein has incurred (as of the date hereof) in connection with seeking collection of the Top Up Payment Amount. Such amounts will be wired to AmossyKlein, who agrees to further distribute such amounts to the Stockholders in accordance with their percentage interests as set forth in the Merger Agreement.

•	July 31, 2015 -- $550,000.00 + $35,445.26 + $83,000.00 = $668,445.26;

•	August 31, 2015 -- $500,000.00 + $32,422.66 = $532,422.66;

•	September 30, 2015 -- $500,000.00 + $27,678.14 = $527,678.14;

•	October 30, 2015 -- $500,000.00 + $23,979.51 = $523,979.51;

•	November 30, 2015 -- $500,000.00 + $20,956.90 = $520,956.90;

•	December 31, 2015 -- $500,000.00 + $17,134.99 = $517,134.99; and

•	January 29, 2016 -- $1,741,673.94 + $12,454.16 = $1,754,128.10.

2. In addition to making the Installment Payments on the schedule provided above, Viggle will also execute and deliver to AmossyKlein, no later than the Effective Date, an Affidavit of Confession of Judgment in a form attached hereto, which confesses judgment and authorizes entry of judgment against Viggle as set forth therein. Viggle’s Affidavit of Confession of Judgment will be held in escrow by counsel for AmossyKlein pending payment by Viggle of the Installment Payments on the schedule set forth above. The Affidavit of Confession of Judgment will only be released from escrow, filed and executed upon if Viggle fails to make an Installment Payment on the schedule set forth above.

3. AmossyKlein, in its individual capacity and in its capacity as Stockholders’ Agent, agrees that it will not commence litigation or seek entry of judgment against Viggle related to the Top Up Payment for so long as the Installment Payments are made on the schedule set forth above. However, the Parties agree that AmossyKlein may file Viggle’s Affidavit of Confession of Judgment in the Supreme Court of the State of New York, New York County, and seek to enter and enforce judgment against Viggle immediately following any failure by Viggle to make an Installment Payment on the schedule set forth above.

4. Viggle further agrees that if any of the Installment Payments are not made as set forth in Paragraph 1 above: (i) it will not take any action to interfere with, hinder or enjoin AmossyKlein’s efforts to enter or enforce the judgment contemplated by this Agreement; and

(ii) to the extent that the Clerk of the Court initially rejects Viggle’s Affidavit of Confession of Judgment, Viggle will cooperate with AmossyKlein to modify the Affidavit of Confession of Judgment so that it can be entered and enforced.

5. Viggle agrees that upon execution of this Agreement, and regardless of whether it satisfies its obligations under Paragraph 1 of this Agreement, Viggle and all of its officers, directors, employees, agents and affiliates (including but not limited to any predecessors, successors, assigns, parent corporations, subsidiaries or divisions) shall release and discharge AmossyKlein, the Stockholders, all of their affiliates (including but not limited to any predecessors, successors, assigns, parent corporations, subsidiaries and divisions) and each of their officers, directors, partners, employees and agents from any and all claims, demands, suits, actions, causes of action, debts, costs, fees (including attorneys’ fees), damages and liabilities of any kind or nature, whether in law, equity or otherwise, that they may have that relate (either directly or indirectly) to the Merger Agreement and/or the transaction(s) contemplated thereby.

6. AmossyKlein agrees that upon execution of this Agreement, AmossyKlein shall, in its individual capacity and in its capacity as Stockholders’ Agent for the non-dissenting former shareholders and note holders of Choose Digital, release and discharge Viggle and all of its affiliates (including but not limited to any predecessors, successors, assigns, parent corporations, subsidiaries and divisions) and each of their officers, directors, partners, employees and agents from any and all claims, demands, suits actions, causes of action, debts, costs, fees (including attorney’s fees), damages and liabilities of any kind or nature, whether in law, equity or otherwise, that it may have that relate (either directly or indirectly) to the Merger Agreement and/or the transaction(s) contemplated thereby, provided however, that AmossyKlein expressly reserves, and does not waive, release or discharge (either on its own behalf or in its capacity as Stockholders’ Agent), all of the Stockholders’ rights and remedies under: (i) Section 1.8 of the Merger Agreement (related to the Top Up Payment); (ii) Sections 1.6(a) and 1.11(a) of the Merger Agreement (related to the few Stockholders who have not yet exchanged their shares of Company stock for shares of Viggle stock); and (iii) Sections 1.6(a) and 6 of the Merger Agreement (related to the portion of the Merger Consideration that was initially held in escrow). The foregoing proviso shall not be considered an expansion of any rights set forth in Sections 1.6, 1.11 or 6 of the Merger Agreement, such that the foregoing proviso shall not entitle AmossyKlein or any of the Stockholders to receive for a second time any amounts (or correspondence) they have already received pursuant to those sections. In addition, the foregoing proviso does not allow AmossyKlein (in its individual capacity or in its capacity as Stockholders’ Agent) to commence litigation related to the Top Up Payment for so long as the Installment Payments are made on the schedule set forth above.

7. The Parties expressly acknowledge and agree that Viggle’s obligations under Section 1.8 of the Merger Agreement will not be deemed satisfied or discharged until Viggle has made each and every one of the Installment Payments on the schedule set forth above, and that Viggle’s obligations under Sections 1.6(a) and 6 of the Merger Agreement will not be deemed satisfied or discharged until the Stockholders have received all of the shares of Viggle stock that were initially held in escrow under the Merger Agreement.

8. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to conflicts of laws principles).

9. The Parties agree that any legal proceeding relating to this Agreement or the enforcement of any provision hereof will be brought or otherwise commenced in any state or federal court located in the Borough of Manhattan in the State of New York. Each Party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the Borough of Manhattan in the State of New York (and each appellate court located in the State of New York) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in the Borough of Manhattan in the State of New York shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the Borough of Manhattan in the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement may not be enforced in or by such court.

10. Except as explicitly set forth herein, the terms of the Merger Agreement shall remain in full force and effect.

11. This Agreement shall not be modified, altered, amended, or vacated without the prior written consent of each of the Parties hereto.

12. Each person who executes this Agreement on behalf of a Party hereto represents that he or she is duly authorized to do so.

13. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same document.

VIGGLE INC.

By:  /s/ John C. Small
Name:  John C. Small
Title: Chief Financial Officer

AMOSSYKLEIN FAMILY HOLDINGS,
LLLP, in its capacity as stockholders’ agent for the non-dissenting stockholders and note holders of Choose Digital Inc.

By: /s/ Yossi Amossy
Name: Yossi Amossy
Title: